UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 23, 2009

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2402	41-0319970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Hormel Place

Austin, MN  55912

(Address of Principal Executive Office)

Registrant’s telephone number, including area code:  (507) 437-5611

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 23, 2009, the Board of Directors of Hormel Foods Corporation (the Company) approved the 2010 Annual Incentive Program (AIP).  This program consists of performance awards made under the Hormel Foods Corporation 2009 Long-Term Incentive Plan (the Plan), which was approved by the Company’s stockholders on January 27, 2009.

Per the provisions of the Plan, the Compensation Committee of the Board of Directors has the authority to designate eligible participants for the AIP, which may include any employee, officer, consultant, independent contractor, or Director providing services to the Company, or any affiliate whom the committee determines to be eligible based on their judgment as to that person’s ability to have a significant effect on the success of the Company.

The AIP is an annual cash incentive plan that rewards participants for the Company’s financial performance, and supplements the Company’s Operators’ Share Incentive Compensation Plan.  For fiscal 2010, the operators’ share awards have been reduced to 25% of previous award levels, and the AIP will constitute the remainder of the total bonus opportunity available to participants.

Payout under the AIP will be based on the achievement of financial goals in relation to the Company’s annual operating plan.  The Chief Executive Officer’s goal will be based entirely on Earnings Before Interest and Taxes (EBIT) for the consolidated Company.  Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, Specialty Foods, and All Other) will have their goal weighted, with two-thirds based on segment profit for their particular segment and one-third based on EBIT for the consolidated Company.  Participants who are heads of one of the business units within a segment (e.g. Meat Products, Foodservice, etc.) will have their goal weighted, with one-third based on profit for their particular business unit, one-third based on segment profit for their segment, and one-third based on EBIT for the consolidated Company.  All other participants will have their goal based entirely on EBIT for the consolidated Company.  Performance goals for EBIT, segment profit, and business unit profit are based on the annual operating plan approved by the Board of Directors.

Target award amounts under the AIP will vary based on the participant’s position within the Company, and are determined by the Compensation Committee of the Board of Directors.  Performance levels at threshold, target, and maximum, and their associated payout levels will be established at the beginning of the fiscal year.  Payouts will be a percentage of target as follows:

	EBIT/Segment Profit as a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

The AIP Modifier is a secondary measure applied to the AIP award.

•                  For all participants, excluding executives in Consumer Products Sales (CPS) positions, the modifier is based on asset management.  Asset management will be measured as assets (including accounts receivable, inventories, prepaid expenses, intangible assets, property, plant & equipment, investments, and other assets) as a percentage of plan.  The asset management modifier may increase or decrease the payout based on EBIT/segment profit, but will never zero it out.  Asset management within 95% to 105% of plan will have no impact on the payout.  Asset management below 95% of plan will increase the payout by 20%.  Asset management above 105% of the plan will decrease the payout by 20%.

•                  For executives in CPS positions, the modifier is based on the achievement of sales goals.  Performance will be measured by sales as a percentage of plan.  The CPS sales modifier may increase or decrease the payout based on EBIT/segment profit, but will never zero it out.  If sales goals are achieved, there will be no impact on the payout.  Performance at or above 115% of plan will increase the payout by 20%.  Performance at or below 90% of plan will decrease the payout by 20%.

Participants must be employed at the end of the year to be eligible for payout under the AIP.  Termination of employment prior to year end will result in full forfeiture of all unpaid awards.  Payouts will be pro-rated for retirement or death.

Amounts payable under the AIP to the Company’s principal executive officer, principal financial officer, other named executive officers, or any other participants will ultimately be based on the Company’s performance results for each fiscal year in relation to the established targets, and will be payable as soon as reasonably possible after the end of the fiscal year in cash.

The Compensation Committee has the authority to terminate or amend the AIP at any time.

Under the Company’s Operators’ Share Incentive Compensation Plan, participants receive dividend equivalents.   These are cash payments equal to declared dividends multiplied by the number of operators’ shares held.  In conjunction with the new AIP, operators’ share awards have been reduced to 25% of previous levels.  During the first year of the AIP, participants will receive “deemed operators’ shares” equal to three times the actual number of shares awarded, which will result in dividend equivalent payments based on the total number of operators’ shares held prior to the adoption of the new AIP.  The deemed operators’ shares will be used in calculating dividend equivalent payments only.  The sum of all dividend equivalent payments made during the year based on the deemed operators’ shares will be deducted from the AIP payout due at the end of the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HORMEL FOODS CORPORATION
(Registrant)

Dated:	November 30, 2009	By	/s/J. H. FERAGEN
J. H. FERAGEN
Senior Vice President
and Chief Financial Officer

Dated:	November 30, 2009	By	/s/J. N. SHEEHAN
J. N. SHEEHAN
Vice President and Controller